Exhibit 11(b) under Form N-1A
                                             Exhibit 23 under Item 601/Reg. S-K





                       Consent of Independent Accountants

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated September 22, 1997, relating to the statement of assets and liabilities of Deutsche US Money Market Fund and Deutsche Institutional US Money Market Fund (two of eleven separate funds constituting Deutsche Funds, Inc.), which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information.


/s/ Price Waterhouse LLP
Price Waterhouse LLP
New York, New York
April 9, 1998